Shareholder Letter Q1 2024 May 9, 2024 Exhibit 99.2

To Our Shareholders:

Over the years we have shared that the Roblox business model has long-term healthy unit economics and thus the ability to generate significant cash flow. The first quarter of 2024 was a case in point – we delivered good topline growth and record amounts of operating and free cash flow.

During our Investor Day last November, we described two financial goals: topline growth of 20% or more year-over-year through 2027; and margin and cash flow improvements based on operating leverage and reductions in capital expenditures.

In Q1 2024, revenue grew by 22% year-over-year, and bookings grew at 19.4%. Net cash and cash equivalents provided by operating activities totaled $238.9 million in Q1 2024, a record for any quarter, and up 37% over Q1 2023. Free cash flow was $191.1 million in Q1 2024, also a record, and up 133% over Q1 2023. In fact, we generated over 50% more free cash flow in Q1 2024 than in all of 2023.

We are operating more efficiently. Over the past three quarters, year-over-year, we reduced Certain Infrastructure, Trust and Safety expenditures. We are realizing these savings from internal efficiency initiatives, the shift to more AI-driven moderation, and optimizing infrastructure. The quality of our platform is going up, while costs are going down.

Over the same time frame, we have reduced the growth rate of personnel costs, excluding stock-based compensation, by keeping headcount flat, and are taking steps to drive even more leverage over the balance of 2024. We are focusing our resources into the growth verticals of our business – namely advertising, AI, and live operations.

In addition, capital expenditures dropped by nearly 50% in Q1 2024 over the same quarter last year.

Due to seasonality, note that both cash flow figures will decline in Q2 and that is normal and expected (please see pp. 24-25 of our Supplemental Materials posted on ir.roblox.com). Our Q2 guidance implies, however, that through the first half of this year we will generate the levels of cash flow improvements, as compared to the first half of 2023, referenced during Investor Day last November.

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Now let's turn to our key metrics:

- Daily Active Users ("DAUs") were 77.7 million and grew by 17% over Q1 2023. Growth remains notably strong among users aged 13 years and older, and DAUs grew across all regions with particular strength in APAC.
- Hours Engaged ("Hours") were 16.7 billion and grew 15% over Q1 2023. Similar to DAUs, growth remains strongest among users 13 years and older and in APAC.
- Revenue was $801.3 million in Q1 2024 and grew by 22% over revenue in Q1 2023. This was above our Q1 guidance range of $755 - $780 million.
- Bookings totaled $923.8 million and grew by 19% over bookings in Q1 2023. This was within our Q1 guidance range of $910 - $940 million.
- Consolidated net loss was $(271.9) million, compared to a consolidated net loss of $(269.9) million in Q1 2023. This was better than our Q1 net loss guidance range of $(347) million - $(342) million.
- Adjusted EBITDA was $(6.9) million, better than our guidance range of $(55) million - $(50) million. Adjusted EBITDA excludes the adjustments for an increase in deferred revenue of $127.6 million and an increase in deferred cost of revenue of $(32.9) million.
- Net cash and cash equivalents provided by operating activities was $238.9 million in Q1 2024, up 37% over Q1 2023, and free cash flow was $191.1 million in Q1 2024, an increase of 133% over Q1 2023.
- Our fully diluted share count, consisting primarily of shares issued and outstanding of Class A and Class B common stock, stock options outstanding, and unvested RSUs outstanding, was 718.6 million shares as of March 31, 2024, an increase of 3.2% as of March 31, 2023.
- Cash and cash equivalents, short-term investments, and long-term investments totalled $3,469 million as of March 31, 2024, up from $3,092 million as of March 31, 2023. Cash and cash equivalents, short-term investments, and long-term investments, net of debt, increased to $2,464 million as of March 31, 2024, up from $2,103 million as of March 31, 2023.

Engagement in Q1 exhibited an unseasonal decline and the impact was broad-based across regions, ages, and platforms. Our teams have been hard at work identifying opportunities to drive growth, and we have seen encouraging signs during the back half of April and early May with DAUs, Hours, and Bookings in the US & Canada back to around 20% year-over-year or higher.

In particular, our efforts on content discovery, platform events, economy, and app and platform performance have helped to increase recent growth:

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During Q1 2024, we began experimenting with changes in our AI-driven discovery algorithm and the positioning of various content types on the Homepage, such as Friends, Continue, Recommended for You, Sponsored Experiences, People You May Know, and Today’s Picks. Today’s Picks is a new curated sort that features up-and-coming creations, updated experiences, and new genres helping our users to try more experiences and increasing the diversity of the content with which they engage. In response to community feedback, we reintroduced platform-wide events in Q1 as well. The Hunt: First Edition ran for two weeks starting on March 15 on mobile, PC, console, and VR. We were pleased with the results of the event and believe it led to incremental engagement, re-engaged users, and surfaced new content. Going forward, we will continue our new series of events and explore fresh themes and ideas, while also investing in better tooling to enable creators and brands to run their own live operations and events. Starting in February, our economy team launched dynamic price floors in our Marketplace on certain Avatar items. As a result, average prices for items and overall spend increased. Finally, we continued to improve performance for our app and experiences. In particular, we’ve made progress in improving frame rates, increasing stability across all platforms (especially Windows Desktop) and enhancing graphics quality on higher end devices. Based on results since the middle of April, we believe that these steps are having positive results. 3

Brand Partnerships & Advertising We have continued to make progress with respect to our brand partnerships and advertising roadmap. ● On April 10, we announced a partnership with PubMatic to tap into their vast demand, including supply path optimization deals with advertising agencies and premium brands. ● On April 29, we initiated our first real-world shopping test with Walmart – one of multiple tests we are planning with different brands. ● On May 1, we announced video ads would become available to all advertisers through our self-serve Ads Manager and soon through our programmatic partners. We have been testing video ads with top brands and global agencies, and early results are promising. Independent measurement is critical to advertisers, which is why we recently announced a partnership with IAS, an industry-leading third-party measurement provider, to verify that our Immersive Ads are driving engagement with users. We are also offering a brand lift solution with Kantar Context Lab, and in the future we will also provide measurement with multiple brand lift partners using industry-standard passive measurement of ad campaigns. In tandem with this progress, our team has been hard at work educating the market and establishing a foundation for scalable revenue. We attended both PlayFronts and NewFronts for the first time this year and generated significant interest in our suite of advertising products. Finally, we continue to hire key talent on our brands and advertising team and want to welcome David Vespe as our new Head of Ads Engineering. David joins us following nearly two decades at Google where he built some of Google’s most successful ads businesses across Search, YouTube and Social. 4

Guidance:

Our Q2 2024 bookings guidance incorporates slower growth in the first half of April as we lapped comparisons with the Easter holiday last year, but also includes recent evidence of improved growth in DAUs, Hours, Revenue, and Bookings. For the full year, we are basically matching the bookings growth rate we expect to achieve in 1H 2024, with an adjustment down to account for a strong Q4 2023 that included the Playstation launch which we will lap this year.

Despite lowering bookings expectations by approximately 4% for the full year versus our prior guidance, by continuing to manage our fixed costs and capital expenditures, we believe we can deliver the same amount of operating and free cash flow implied by our guidance last quarter.

Finally, we will no longer refer to Covenant Adjusted EBITDA in our shareholder letters and earnings press releases though we will calculate it in the liquidity sections of our 10-Q and 10-K. We will continue to guide to Adjusted EBITDA which excludes adjustments for the change in deferred revenue and deferred cost of revenue. We will separately guide to and report the change in deferred revenue and deferred cost of revenue. By adding those changes in deferrals as adjustments to Adjusted EBITDA it should foot with the EBITDA figures most analysts have in their financial models.

Management guidance is as follows:

Q2 2024:

- Revenue between $855 million - $880 million.[1]
- Bookings between $870 million - $900 million.
- Consolidated net loss between $(267) million - $(265) million.
- Adjusted EBITDA between $36 million - $38 million, which excludes adjustments for:
    - Increase in deferred revenue between $18 million - $23 million.
    - Increase in deferred cost of revenue between $(7) million - $(9) million.
    - The total of these changes in deferrals between $11 million - $14 million.
- Net cash and cash equivalents provided by operating activities between $61 million - $68 million.
- Capital expenditures and purchases of intangible assets of approximately $(45) million.
- Free cash flow between $16 million - $23 million.

[1] Our revenue guidance assumes a one month reduction in the estimated average lifetime of a paying user from 28 months to 27 months, beginning April 1, 2024. This change in estimate is reflected in our Q2 2024 GAAP and non-GAAP guidance. Based on the carrying amount of deferred revenue and deferred cost of revenue as of March 31, 2024, the April 1, 2024 change in the estimated average lifetime of a paying user will result in an increase in revenue and cost of revenue of $58.9 million and $12.4 million, respectively, during the second quarter of 2024.

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Fiscal 2024:

- Revenue between $3,450 million - $3,525 million.[2]
- Bookings between $4,000 million - $4,100 million.
- Consolidated net loss between $(1,096) million - $(1,044) million.
- Adjusted EBITDA between $95 million - $147 million, which excludes adjustments for:
    - Increase in deferred revenue between $568 million - $593 million.
    - Increase in deferred cost of revenue between $(133) million - $(140) million.
    - The total of these changes in deferrals between $435 million - $453 million.
- Net cash and cash equivalents provided by operating activities between $530 million - $600 million.
- Capital expenditures and purchases of intangible assets of approximately $(180) million.
- Free cash flow between $350 million - $420 million.

[2] Our revenue guidance assumes a one month reduction in the estimated average lifetime of a paying user from 28 months to 27 months, beginning April 1, 2024. This change in estimate is reflected in our updated full year 2024 GAAP and non-GAAP guidance. Based on the carrying amount of deferred revenue and deferred cost of revenue as of March 31, 2024, the April 1, 2024 change in estimated average lifetime of a paying user will result in an increase in revenue and cost of revenue of $98.0 million and $20.4 million, respectively, during the full year 2024.

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Liquidity: As of March 31, 2024, the balances of our liquidity components were: ● Cash and cash equivalents: $866.4 million ● Short-term investments: $1,543.8 million ● Long-term investments: $1,059.2 million ● Minus: Carrying amount of the senior notes due 2030 �$990.6 million) and the portion of the non-eliminated carrying amount of notes due 2026 issued by the Company’s fully consolidated joint venture �$14.7 million), or $1,005.3 million3 in total. ● Cash and cash equivalents plus short-term and long-term investments totaled $3,469.4 million in Q1 2024 and $3,091.9 million in Q1 2023. ● Net liquidity (cash, cash equivalents and investments less debt) was $2,464.1 million 3 $990.6 million represents the net carrying amount of the senior notes due 2030 and $14.7 million represents the portion of the non-eliminated carrying amount of notes due 2026 issued by the Company’s fully consolidated joint venture, each as of March 31 2024. The principal amounts of the 2030 Notes and 2026 Notes were $1.0 billion and $14.7 million, respectively. 7

EARNINGS Q&A SESSION We will host a live Q&A session to answer questions regarding our first quarter 2024 results on Thursday, May 9, 2024 at 5�30 a.m. Pacific Time/8�30 a.m. Eastern Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. 8

Forward-Looking Statements

This letter and the live webcast and Q&A session which will be held at 5:30 a.m. Pacific Time/8:30 a.m. Eastern Time on Thursday, May 9, 2024 contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect one billion global DAUs, our efforts to improve the Roblox Platform, our immersive and video advertising efforts, including our ads manager and independent measurement partnerships, our efforts regarding content curation, live operations and platform-wide events, our efforts regarding real-world shopping, the use of artificial intelligence ("AI") on our platform, our economy and product efforts related to creator earnings and platform monetization, our sponsored experiences, branding and new partnerships and our roadmap with respect to each, our business, product, strategy and user growth, our investment strategy, including our opportunities for and expectations of improvements in financial and operating metrics, including operating leverage, margin, free cash flow, operating expenses and capital expenditures, our expectation of successfully executing such strategies and plans, disclosures regarding the seasonality of our business, disclosures and future growth rates, benefits from agreements with third-party cloud providers, disclosures about our infrastructure efficiency initiatives, changes to our estimated average lifetime of a paying user and the resulting effect on revenue, cost of revenue, deferred revenue and deferred cost of revenue, our expectations of future net losses and net cash and cash equivalents provided by operating activities, statements by our Chief Executive Officer and Chief Financial Officer, and our outlook and guidance for second quarter and full year 2024, and future periods. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as "expect," "vision," "envision," "evolving," "drive," "anticipate," "intend," "maintain," "should," "believe," "continue," "plan," "goal," "opportunity," "estimate," "predict," "may," "will," "could," and "would," and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the "SEC"), including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs, including the repayment of our senior notes; the demand for our platform in general; our ability to retain and increase our number of users, developers, and creators; the impact of inflation and global economic conditions on our operations; the impact of changing legal and regulatory requirements on our business, including the use of verified parental consent; our ability to develop enhancements to our platform, and bring them to market in a timely manner; our ability to develop and protect our brand and build new partnerships; any misuse of user data or other undesirable activity by third parties on our platform; our ability to maintain the security and availability of our platform; our ability to detect and minimize unauthorized use of our platform; and the impact of AI on our platform, users, creators, and developers. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is

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included in the reports we have filed or will file with the SEC, including our annual reports on Form 10�K and our quarterly reports on Form 10�Q. The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. 10

Non-GAAP Financial Measures This letter contains the non-GAAP financial measures bookings, Adjusted EBITDA, and free cash flow. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Substantially all of our bookings are generated from sales of virtual currency, which can ultimately be converted to virtual items on the Roblox Platform. Sales of virtual currency reflected as bookings include one-time purchases and monthly subscriptions purchased via payment processors or through prepaid cards. Bookings also include an insignificant amount from advertising and licensing arrangements. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Adjusted EBITDA represents our GAAP consolidated net loss, excluding interest income, interest expense, other income/(expense), provision for/(benefit from) income taxes, depreciation and amortization expense, stock-based compensation expense, and certain other nonrecurring adjustments. We believe that, when considered together with reported GAAP amounts, Adjusted EBITDA is useful to investors and management in understanding our ongoing operations and ongoing operating trends. Our definition of Adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. Free cash flow represents the net cash and cash equivalents provided by operating activities less purchases of property, equipment, and intangible assets acquired through asset acquisitions. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property, equipment, and intangible assets acquired through asset acquisitions, can be used for strategic initiatives. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP financial measure used in this letter are included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures. 11

GAAP to Non-GAAP Financial Measures Reconciliations

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented (in thousands, unaudited):

	Three Months Ended March 31,	
	2024	2023
Reconciliation of revenue to bookings:		
Revenue	$ 801,300	$ 655,344
Add (deduct):		
Change in deferred revenue	127,604	123,783
Other	(5,147)	(5,308)
Bookings	$ 923,757	$ 773,819

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (in thousands, unaudited):

	Three Months Ended March 31,	
	2024	2023
Reconciliation of consolidated net loss to Adjusted EBITDA:		
Consolidated net loss	$ (271,920)	$ (269,948)
Add (deduct):		
Interest income	(42,170)	(31,082)
Interest expense	10,363	10,012
Other (income)/expense, net	346	440
Provision for/(benefit from) income taxes	1,053	731
Depreciation and amortization expense	53,741	47,412
Stock-based compensation expense	240,502	184,904
RTO severance charge[A]	1,182	—
Other non-cash charges[B]	—	6,988
Adjusted EBITDA	$ (6,903)	$ (50,543)

(A) Relates to cash severance costs associated with the Company's return-to-office ("RTO") plan announced in October 2023, which requires a subset of the Company's remote employees to begin working from the San Mateo headquarters for three days a week, beginning in the summer of 2024.

(B) Includes impairment expenses related to certain operating lease right-of-use assets and related property and equipment.

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The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (in thousands, unaudited): Three Months Ended March 31, 2024 2023 Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow: Net cash and cash equivalents provided by operating activities $ 238,946 $ 173,781 Deduct: Acquisition of property and equipment �46,680� �91,359� Purchases of intangible assets �1,200� �500� Free cash flow $ 191,066 $ 81,922 13

Forward Looking Guidance[4]: GAAP to Non-GAAP Financial Measures Reconciliations

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented (dollars in thousands):

	Guidance Three Months Ended June 30, 2024		Updated Guidance Twelve Months Ended December 31, 2024	
	Low	High	Low	High
Reconciliation of revenue to bookings:				
Revenue	$ 855,000	$ 880,000	$ 3,450,000	$ 3,525,000
Add (deduct):				
Change in deferred revenue	18,000	23,000	568,000	593,000
Other	(3,000)	(3,000)	(18,000)	(18,000)
Bookings	$ 870,000	$ 900,000	$ 4,000,000	$ 4,100,000

[4] Our revenue guidance assumes a one month reduction in the estimated average lifetime of a paying user from 28 months to 27 months, beginning April 1, 2024. This change in estimate is reflected in our Q2 2024 GAAP and non-GAAP guidance. Based on the carrying amount of deferred revenue and deferred cost of revenue as of March 31, 2024, the April 1, 2024 change in estimated average lifetime of a payer will result in an increase in revenue and cost of revenue of $58.9 million and $12.4 million, respectively, during the second quarter of 2024 and an increase in revenue and cost of revenue of $98.0 million and $20.4 million, respectively, during the full year 2024. Refer to "Basis of Presentation and Summary of Significant Accounting Policies — Revenue Recognition" as described in the Company's consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for further background on the Company's process to estimate the average lifetime of a payer.

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The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented (dollars in thousands):

	Guidance		Updated Guidance	
	Three Months Ended June 30, 2024		Twelve Months Ended December 31, 2024	
	Low	High	Low	High
Reconciliation of consolidated net loss to Adjusted EBITDA:				
Consolidated Net Loss	$ (267,000)	$ (265,000)	$ (1,096,000)	$ (1,044,000)
Add (deduct):				
Interest income	(38,000)	(38,000)	(160,000)	(160,000)
Interest expense	11,000	11,000	42,000	42,000
Provision for/(benefit from) income taxes	2,000	2,000	5,000	5,000
Depreciation and amortization expense	58,000	58,000	224,000	224,000
Stock-based compensation expense	270,000	270,000	1,080,000	1,080,000
Adjusted EBITDA	$ 36,000	$ 38,000	$ 95,000	$ 147,000

The following table presents a reconciliation of net cash and cash equivalents provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented (dollars in thousands):

	Guidance			
	Three Months Ended June 30, 2024		Twelve Months Ended December 31, 2024	
	Low	High	Low	High
Reconciliation of net cash and cash equivalents provided by operating activities to free cash flow:				
Net cash and cash equivalents provided by operating activities	$ 61,000	$ 68,000	$ 530,000	$ 600,000
Deduct:				
Acquisition of property and equipment	(45,000)	(45,000)	(178,800)	(178,800)
Purchases of intangible assets	—	—	(1,200)	(1,200)
Free cash flow	$ 16,000	$ 23,000	$ 350,000	$ 420,000

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